Exhibit 99.1

FOR IMMEDIATE RELEASE

April 26, 2007

Contact: JoAnne Coy, Vice President

Corporate Communications

Columbia Bank

253-305-1965

Kent L. Roberts Named Executive Vice President by Columbia Bank

Tacoma, Washington – Columbia Bank announced that Kent L. Roberts, Senior Vice President and Director of Human Resources, has been promoted to Executive Vice President. Roberts joined Columbia Bank in January, 2007, upon the retirement of Executive Vice President and Human Resources Director, Tex Whitney.

“We are delighted to welcome Kent to our executive management team,” said Melanie Dressel, President and Chief Executive Officer of Columbia Banking System and Colombia Bank. “Kent joined the Columbia family in December last year, with over 30 years of human resource experience with Bird’s Eye Foods, the parent company of Nalley’s and Tim’s Cascade Potato Chips. His experience and dedication to fostering a dynamic culture for our employees is important to our mission of being a great place to work, as well as a great place to bank.”

Roberts earned a Bachelor’s degree in Communications from the University of Washington and is a former Board Chair for the United Way of Pierce County. He lives in University Place with his wife and daughter.

Columbia Bank is a Washington state-chartered, full-service commercial bank providing financial products and services to individuals, business and the real estate community. A wholly owned subsidiary of Columbia Banking System Inc, (NASDAQ: COLB) Columbia Bank currently operates 35 branches in Pierce, King, Cowlitz, Kitsap and Thurston counties. More information about Columbia can be found on its website at www.columbiabank.com.